SECURED PROMISSORY NOTE

$200,000.00	April 26, 2013

FOR VALUE RECEIVED, GBS Enterprises Incorporated (the "Company" or the "Maker"), promises to pay to the order of Vitamin B Venture GmbH or its permitted assigns (collectively, the "Payee"), the principal amount of Dollar Two Hundred Thousand ($200,000.00) pursuant to the terms hereof. All unpaid principal shall be due and payable in full on June 30, 2013 by the Maker on such date. The date at which the Note will be repaid, is referred to as the "Maturity Date." The unpaid principal amount hereof shall accrue simple interest (calculated on the basis of a 30-day month) at the rate of 2% per month commencing on June 30, 2013 and to be paid monthly.

All payments shall be in lawful money of the United States of America at the principal office of the Company, or at such other place as the Payee may from time to time designate in writing to the Company. All payments shall be applied first to accrued interest, and thereafter to principal.

THE PAYEE WILL RECEIVE A 3-YEAR WARRANT TO PURCHASE 100,000 SHARES OF COMMON STOCK AT $0.25 PER SHARE EXERCISABLE FROM MAY 1, 2013 UNTIL APRIL 30, 2016. WARRANT DETAILS ARE ATTACHED AS EXHIBIT A.

THIS NOTE IS SECURED PURSUANT TO FIFTY PERCENT (50%) OF CERTAIN FINANCIAL HOLDBACKS TO BE PAID TO THE MAKER AND SET FORTH IN SECTIONS 1.2(C) AND 1.2(D) RESPECTIVELY OF THE STOCK PURCHASE AGREEMENT BETWEEN GBS ENTERPRISES, INC AND GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC. DATED FEBRUARY 1, 2013 WHICH HAS BEEN PUBLICLY DISCLOSED IN A FORM 8-K DATED FEBRUARY 7 2013 AND IS HEREBY INCORPORATED BY REFERENCE (THE "SECURITY AGREEMENT").

In the event, this Note is not paid in full on or before June 30, 2013; a penalty fee of $20,000 (Dollars Twenty Thousand) shall become immediately due and payable without notice or demand. All unpaid principal amount hereof shall accrue simple interest (calculated on the basis of a 30-day month) at the rate of 2% per month commencing on July 1, 2013 and to be paid in advance by each 5th of the month, and

THE PAYEE WILL RECEIVE AN ADDITIONAL 3-YEAR WARRANT TO PURCHASE 100,000 SHARES OF COMMON STOCK AT $0.25 PER SHARE EXERCISABLE FROM JULY 1, 2013 UNTIL JUNE 30, 2016. WARRANT DETAILS ARE ATTACHED AS EXHIBIT B, and.

THIS NOTE WILL BE SECURED PURSUANT TO DOLLAR THREE HUNDRED THOUSAND ($300,000) OF CERTAIN NOTES PAYABLE TO BE PAID TO THE MAKER AND SET FORTH IN THE SECURED PROMISSORY NOTE FROM GROUP BUSINESS SOFTWARE AG (THE “NOTE”) DATED JUNE 30, 2011 AND IS HEREBY INCORPORATED BY REFERENCE (THE “ADDITIONAL SECURITY AGREEMENT”).

In the event, this Note is not paid in full on or before August 30, 2013; a second penalty fee of $30,000 (Dollars Thirty Thousand) shall become immediately due and payable without notice or demand.

1.	In the event, the Maker fails to pay all outstanding amounts owed as part of this Note on or before August 30, 2013; (a) an amount of Dollar Three Hundred Thousand ($300,000) of the Note will be assigned from the Maker to the Payee. The assignment is attached as EXHIBIT C.

2.          All covenants, agreements and undertakings in this Note by or on behalf of any of the parties shall bind and inure to the benefit of the respective successors and assigns of the parties whether so expressed or not.

3.          The Maker may prepay any part of this Note without the prior written consent of the Payee. Maker has to prepay the Note in the event (i) of an acquisition, merger or similar transaction in which the shareholders of the Company immediately prior to such transaction own less than 50% of the voting power of the Company's shares after such transaction or (ii) a sale or transfer of all or substantially all of the Company's assets. The events described in subsections 4(i) and 4(ii) are defined as a "Liquidity Event". The Company's right to prepay this Note shall be expressly conditioned on the Company providing Payee at least twenty (20) days advance written notice of the Liquidity Event, but no more than thirty (30) days advance written notice describing the terms of the Liquidity Event in detail, including an analysis of the projected distribution to the Company's shareholders.

4.                            Each of the following events shall constitute an “Event of Default” hereunder: the Maker shall fail to pay any principal or interest on this Note on the date due; the Maker shall default on any other debt obligation and shall fail to remedy such default within any applicable grace period; the Maker shall materially breach any covenant or agreement contained in the Security Agreement; or the Maker shall become the subject of bankruptcy or insolvency proceedings under federal or state law. Upon the occurrence of any Event of Default, the entire unpaid principal balance of this Note and all unpaid accrued interest hereunder shall become immediately due and payable without notice or demand.

5.          The Maker waives presentment for payment, demand, protest and notice of protest for nonpayment of this Note, and consents to any extension or postponement of the time of payment or any other indulgence. This Note may be amended by agreement of the Payee and the Maker.

6.          In the event that Payee brings a legal action against the Maker, or the Maker brings a legal action against Payee, to enforce or otherwise determine the meaning or enforceability of this Note or any provision hereof, the party prevailing in such action shall recover from the opposing party all reasonable expenses, including attorneys' fees, directly attributable to such action.

7.          This Note shall be governed in all respects by the laws of Georgia. Any and all disputes arising out of or related to this Note shall be adjudicated exclusively in the state and federal courts located in Atlanta, Georgia.

8.          The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this Note ("Costs") in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise. The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this Note shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified by the Maker.

GBS Enterprises Incorporated ("MAKER")

By:

Name:

Title: